Exhibit 5.1

July 30, 2018

Delcath Systems, Inc.

1633 Broadway

New York, NY 10017

Re:	Delcath Systems, Inc.

Registration Statement on Form S-1

File No. 333-225567

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1(as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission, with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 28,571,429 shares (the “Shares”) of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”), issuable upon exercise ofnon-transferable subscription rights (the “Rights”) to be distributed to holders of record of shares of the Common Stock and warrants to purchase shares of Common Stock as described in the prospectus (the “Prospectus”) forming a part of the Registration Statement.

We have reviewed copies of (i) the Registration Statement; (ii) the Registrant’s By-Laws, as amended; (iii) the Registrant’s Certificate of Incorporation, as amended; (iv) the form of stock certificate, which is used by the Registrant for the issuance of shares of its Common Stock; (v) the form of subscription rights certificate, which will be used by the Registrant to evidence the Rights; and (vi) certain resolutions of the Board of Directors of the Registrant authorizing the registration and issuance of the Shares and other related matters.

WEXLER BURKHART HIRSCHBERG & UNGER, LLP

Delcath Systems, Inc.

July 30, 2018

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Shares will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable, and (ii) when any certificates evidencing the Rights have been duly executed, authenticated, issued and delivered in the manner described in the Registration Statement, the Rights will be legally issued and will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such certificates.

We do not express any opinion with respect to any law other than the Business Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jolie Kahn